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                       CONSECO, INC. AND SUBSIDIARIES
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                                Exhibit 11.2

             COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED

                                                                                         Years ended December 31,
                                                                                ----------------------------------------
                                                                                1993              1992              1991
                                                                                ----              ----              ----
Weighted average primary shares
   outstanding                                                               29,244,849        29,478,600        24,917,706
Incremental common equivalent shares:
   Related to options and employee stock plans based
       on market price at end of period                                          53,966           124,708           497,958
   Related to convertible preferred stock                                     4,196,370             -                 -
                                                                           ------------      ------------      ------------
Weighted average fully diluted shares outstanding                            33,495,185        29,603,308        25,415,664
                                                                           ------------      ------------      ------------
                                                                           ------------      ------------      ------------


Net income for fully diluted earnings per share:

   Net income as reported                                                   $297,016,000     $169,461,000      $116,016,000

   Elimination of income as if warrants
       to purchase common stock of an
       affiliate and certain subsidiaries
       of the Partnership were exercised                                         -             (3,962,000)       (7,032,000)
                                                                           ------------      ------------      ------------
       Adjusted net income                                                  297,016,000       165,499,000       108,984,000

   Less preferred stock dividends                                            (3,178,000)       (5,500,000)       (6,830,000)
                                                                           ------------      ------------      ------------
Net income for fully diluted earnings per share                            $293,838,000      $159,999,000      $102,154,000
                                                                           ------------      ------------      ------------
                                                                           ------------      ------------      ------------
Net income per fully diluted common share                                         $8.77             $5.40             $4.02
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